                                 Exhibit 99.0

                    Proxy Statement for 1998 Annual Meeting

===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            FIRST FEDERAL AMERICAN
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            FIRST FEDERAL AMERICAN
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)


KMKJMD97 Proxy Stmt - Annual Mtg

                        FIRSTFED AMERICA BANCORP, INC.
                               ONE FIRSTFED PARK
                         Swansea, Massachusetts 02777
                                (508) 679-8181


                                                                   June 17, 1999


Fellow Shareholders:

     You are cordially invited to attend the 1999 annual meeting of shareholders (the "Annual Meeting") of FIRSTFED AMERICA BANCORP, INC. (the "Company"), the holding company for First Federal Savings Bank of America (the "Bank"), Swansea, Massachusetts, which will be held on July 29, 1999 at 2:00 p.m., Eastern Time, at The Westin Hotel, One West Exchange Street, Providence, Rhode Island 02903.

     The attached Notice of the Annual Meeting and the Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of the Company as well as a representative of KPMG LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our shareholders may have regarding the business to be transacted.

     The Board of Directors of the Company has determined that matters to be considered at the Annual Meeting are in the best interests of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends that you vote "FOR" each of the nominees as directors specified under Proposal 1 and that you vote "FOR" Proposal 2.

     Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting.

     On behalf of the Board of Directors and all of the employees of the Company and the Bank, I thank you for your continued interest and support.

                              Sincerely yours,


                              /s/ Robert F. Stoico

                              Robert F. Stoico
                              Chairman of the Board, President
                              and Chief Executive Officer

                        FIRSTFED AMERICA BANCORP, INC.
                               ONE FIRSTFED PARK
                         Swansea, Massachusetts  02777
                      __________________________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on July 29, 1999
                      __________________________________


     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of FIRSTFED AMERICA BANCORP, INC. (the "Company"), the holding company for First Federal Savings Bank of America (the "Bank"), will be held on July 29, 1999 at 2:00 p.m., Eastern Time, at The Westin Hotel, One West Exchange Street, Providence, Rhode Island 02903.

     The purpose of the Annual Meeting is to consider and vote upon the following matters:

     1.   The election of three directors to a three-year term of office;
     2. The ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending March 31, 2000; and
     3. Such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

     The Board of Directors has established June 4, 1999, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the Annual Meeting will be available at FIRSTFED AMERICA BANCORP, INC., ONE FIRSTFED PARK, Swansea, Massachusetts 02777, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting itself.

                              By Order of the Board of Directors


                              /s/ Cecilia R. Viveiros

                              Cecilia R. Viveiros
                              Corporate Secretary

Swansea, Massachusetts
June 17, 1999

                        FIRSTFED AMERICA BANCORP, INC.
                            _______________________

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                 July 29, 1999
                            _______________________

Solicitation and Voting of Proxies

     This Proxy Statement is being furnished to shareholders of FIRSTFED AMERICA BANCORP, INC. (the "Company") in connection with the solicitation by the Board of Directors ("Board of Directors" or "Board") of proxies to be used at the annual meeting of shareholders (the "Annual Meeting"), to be held on July 29, 1999, at 2:00 p.m., Eastern Time, at The Westin Hotel, One West Exchange Street, Providence, Rhode Island 02903, and at any adjournments thereof. The 1999 Annual Report to Stockholders, including the consolidated financial statements of the Company for the fiscal year ended March 31, 1999, accompanies this Proxy Statement which is first being mailed to record holders on or about June 17, 1999.

     Regardless of the number of shares of common stock owned, it is important that record holders of a majority of the shares be represented by proxy or in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted by the Board of Directors in accordance with the directions given therein. Where no instructions are indicated, signed proxy cards will be voted "FOR" the election of the nominees for director named in this Proxy Statement and "FOR" the ratification of KPMG LLP as independent auditors of the Company for the fiscal year ending March 31, 2000.

     Other than the matters listed on the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the Annual Meeting.

     A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to attend the Annual Meeting and vote personally at the Annual Meeting.

     The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Kissel-Blake Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $3,000, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiary, First Federal Savings Bank of America (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

     The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below.

     The close of business on June 4, 1999, has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 7,092,030 shares.

     As provided in the Company's Certificate of Incorporation, for voting purposes, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit and are not treated as outstanding for voting purposes. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as, by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board of Directors to implement and apply the Limit.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors (Proposal 1), the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the ratification of KPMG LLP as independent auditors of the Company (Proposal 2) and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may (i) vote "FOR" the item, (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" from voting on such item.

     Under the Company's Bylaws and Delaware law, an affirmative vote of the holders of a majority of the votes cast at the Annual Meeting on Proposal 2 is required to constitute shareholder approval of such Proposal. Shares underlying broker non-votes or in excess of the Limit will not be counted as present and entitled to vote or as votes cast and will have no effect on the vote.

     Proxies solicited hereby are to be returned to the Company's transfer agent, Registrar and Transfer Company ("RTC"). The Board of Directors has designated RTC to act as the inspector of election and tabulate the votes at the Annual Meeting. RTC is not otherwise employed by, or a director of, the Company or any of its affiliates. After the final adjournment of the Annual Meeting, the proxies will be returned to the Company.

Security Ownership of Certain Beneficial Owners

     The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports received to date regarding such ownership filed by such persons with the Company and with the SEC, in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of the Record Date.

                                                      Amount and
                                                       Nature of
                        Name and Address              Beneficial     Percent
Title of Class        of Beneficial Owner              Ownership    of Class
--------------        -------------------              ---------    --------
Common Stock      First Federal Savings                 697,010(1)      9.83%
                  Bank of America
                  Employee Stock
                  Ownership Plan ("ESOP")
                  ONE FIRSTFED PARK
                  Swansea, Massachusetts 02777
Common Stock      The FIRSTFED Charitable Foundation    645,380(2)      9.10%
                  ONE FIRSTFED PARK
                  Swansea, Massachusetts 02777
Common Stock      Jeffrey L. Gendel                     524,800(3)      7.40%
                  200 Park Avenue, Suite 3900
                  New York, NY 10166
Common Stock      Brandes Investment Partners, LP       500,617(4)      7.06%
                  12750 High Bluff Drive
                  San Diego, California 92130
Common Stock      Wellington Management Company, LLP    450,700(5)      6.36%
                  75 State Street
                  Boston, Massachusetts 02109

____________________________
(1) Shares of Common Stock were acquired by the ESOP in the Bank's Conversion. The ESOP Committee administers the ESOP. First Bankers Trust, N.A. has been appointed as the trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At June 4, 1999, 232,335 shares had been allocated under the ESOP and 464,675 shares remain unallocated. Under the ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants are to be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
(2) The FIRSTFED Charitable Foundation (the "Foundation") was established and funded by the Company in connection with the Bank's Conversion with an amount of the Company's Common Stock equal to 8.0% of the total amount of Common Stock issued in the Conversion. The Foundation is a Delaware non-stock corporation and is dedicated to the promotion of charitable purposes within the communities in which the Bank operates. The Foundation is governed by a board of directors with 7 members, all of whom are directors of the Company and the Bank. Pursuant to the terms of the contribution of Common Stock, as mandated by the Office of Thrift Supervision ("OTS"), all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by shareholders of the Company.
(3) Based on information in a Schedule 13D filed on July 24, 1998 and a Form 13F filed in March 1999, Mr. Gendel may be deemed the beneficial owner and/or have investment discretion of 524,800 shares.
(4) Based on information in a Schedule 13G filed on February 11, 1999, Brandes Investment Partners, LP may be deemed the beneficial owner of 500,617 shares.
(5) Based on information in an amended Schedule 13G filed on February 9, 1999 and a Form 13F filed in March 1999, Wellington, Management Company, LLP, in its capacity as an institutional investment manager may be deemed the beneficial owner and/or have investment discretion of 450,700 shares.

                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of seven (7) directors and is divided into three classes. Each of the seven members of the Board of Directors also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

     The three nominees proposed for election at the Annual Meeting are Richard
W. Cederberg, Gilbert C. Oliveira, and Paul A. Raymond, DDS. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

     In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card will be voted "FOR" the election of all nominees proposed by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.


Information with Respect to Nominees, Continuing Directors and Certain Executive Officers

     The following table sets forth, as of the Record Date, the names of nominees and continuing directors and the Named Executive Officers (as defined below), their ages, a brief description of their recent business experience, including present occupations and employment, the year in which each became a director of the Bank and the year in which their terms (or, in the case of nominees, their proposed terms) as director of the Company expire. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director, each Named Executive Officer and all directors and executive officers as a group as of the Record Date.

                                                                            Amount and
                                                             Expiration     Nature of       Ownership
Name and Principal Occupation at                  Director    of Term as    Beneficial    as a Percent
 Present and for Past Five Years             Age  Since(1)    Director     Ownership(2)     of Class
--------------------------------             ---  --------    --------     ------------     --------
NOMINEES
Richard W. Cederberg                          70    1982            2002    28,897(3)(4)        *
     Retired, former Chairman of
      Larson Tool and Stamping Company
Gilbert C. Oliveira                           74    1960            2002    52,897(3)(4)        *
     Chairman of the Board of the Bank
      and President and Treasurer of
      Gilbert C. Oliveira Insurance
      Agency, Inc.
Paul A. Raymond, DDS                          55    1981            2002    26,367(3)(4)        *
     Dentist in town of Swansea,
      Massachusetts
CONTINUING DIRECTORS
Robert F. Stoico                              58    1980            2001   247,936(5)(6)        3.5%
     Chairman of the Board of the
      Company and President and
      Chief Executive Officer of the
      Company and the Bank
John S. Holden, Jr.                           69    1982            2001    26,697(3)(4)        *
     President and Treasurer of
      Automatic Machine Products Co.
Thomas A. Rodgers, Jr.                        85    1963            2000    63,897(3)(4)        *
     Chairman of Globe
      Manufacturing Co., Inc.
Anthony L. Sylvia                             67    1984            2000    30,897(3)(4)        *
     President and Treasurer of The
      Baker Manufacturing Co., Inc.
NAMED EXECUTIVE OFFICERS
(who are not also directors)
Edward A. Hjerpe, III                         40      --              --    59,705(5)(6)        *
     Executive Vice President,
      Treasurer, Chief Operating
      Officer, and Chief Financial
      Officer of the Company and the Bank
Kevin J. McGillicuddy                         59      --              --    46,088(5)(6)        *
     Senior Vice President of the Company
      and the Bank
Frederick R. Sullivan                         57      --              --    48,412(5)(6)        *
     Senior Vice President of the
      Company and the Bank
Terrence M. Tyrrell                           49      --              --    52,536(5)(6)        *
     Senior Vice President of the
      Company and the Bank
All directors and executive officers as a     --      --              --     684,329(7)         9.65%
 group (11 persons)

__________________________
* Does not exceed 1.0% of the Company's voting securities.
(1) Includes years of service as a director of the Bank.

(2) Each person effectively exercises sole (or shares with spouse or other immediate family members) voting or dispositive power as to shares reported.
(3) Includes 10,449 shares awarded to each outside director under the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan (the "Incentive Plan"). Such awards commenced vesting at a rate of 20% per year beginning August 5, 1998 but will vest immediately upon death, disability, retirement or a change in control.
(4) Includes 10,448 options granted to each outside director under the Incentive Plan which are currently exercisable or will become exercisable within 60 days and excludes 15,674 shares subject to unexercisable options granted to each outside director under the Incentive Plan. Shares subject to options granted under the Incentive Plan vest at a rate of 20% per year commencing on August 5, 1998 but will vest immediately upon death, disability, retirement or a change in control.
(5)  Includes 87,072, 17,414, 17,414, 17,414, and 17,414 shares awarded to
     Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, under the Incentive Plan. Such awards commenced vesting at a rate of 20% per year beginning August 5, 1998 but will vest immediately upon death, disability, retirement or a change in control. Each participant presently has voting power as to the shares awarded. In addition, Mr. Hjerpe received 8,707 additional shares awarded under the Incentive Plan which will vest in five equal installments commencing on June 29, 1999, the first anniversary of the effective date of the award.
(6)  Includes 87,072, 26,121, 17,414, 17,414 and 17,414 options granted to
     Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, under the Incentive Plan which are currently exercisable or will become exercisable within 60 days and excludes 130,608, 60,950, 26,121, 26,121, and 26,121 shares for Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, subject to unexercisable options granted to each of these named executive officers under the Incentive Plan. Shares subject to options granted under the Incentive Plan vest at a rate of 20% per year commencing on August 5, 1998 but will vest immediately upon death,
     disability, retirement or a change in control.   Included in Mr. Hjerpe's
     total are 8,707 additional options which are currently exercisable or will become exercisable within 60 days, and excludes 34,829 options which are unexercisable granted under the Incentive Plan which will vest in five equal installments commencing on June 29, 1999, the first anniversary of the effective date of the award.
(7) Includes a total of 348,289 shares awarded under the Incentive Plan as to which voting may be directed. Excludes a total of 870,723 shares subject to options granted under the Incentive Plan.

Meetings of the Board of Directors and Committees of the Board of Directors

     The Board of Directors of the Company and the Board of Directors of the Bank conduct business through meetings of the Board of Directors and through activities of their committees. The Board of Directors of the Company generally meets quarterly while the Bank's Board of Directors generally meet on a monthly basis and both may have additional meetings as needed. During the fiscal year ended March 31, 1999, the Board of Directors of the Company held 12 meetings, including five telephonic meetings. The Board of Directors of the Bank held 12 meetings during fiscal 1999. All of the directors of the Company and Bank attended at least 75% of the total number of the Company's Board meetings held and committee meetings on which such directors served during the fiscal year ended March 31, 1999. The Board of Directors of the Company and Bank maintain committees, the nature and composition of which are described below:

     Audit and Compliance Committee. The Audit and Compliance Committee of the Company consists of Messrs. Holden, Raymond and Sylvia, who are outside Directors. The Audit and Compliance Committee of the Bank consists of Messrs. Holden, Raymond, Sylvia and Gerhard S. Lowenstein, who are outside Directors. These committees generally meet on a quarterly basis and are responsible for the review of audit reports and management's actions regarding the implementation of audit findings and to review compliance with all relevant laws and regulations. The internal audit function, which is outsourced to The Harcourt Group, Ltd., reports to the Audit and Compliance Committees of the Company and Bank. The Audit and Compliance Committees of the Company and Bank, on occasion, will conduct their meetings as part of a full board meeting. Including these joint meetings, the Committees met 4 times in fiscal 1999.

     Nominating Committee. The Company's Nominating Committee for the 1999 Annual Meeting consists of Messrs. Stoico, Rodgers and Holden. The committee considers and recommends the nominees for director to stand for election at the Company's annual meeting of shareholders. The Company's Certificate of Incorporation and Bylaws provide for shareholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The shareholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act. See "Additional Information - Notice of Business to be Conducted at a Special or Annual Meeting." The Nominating Committee met on April 9, 1999.

     Compensation Committee. The Compensation Committee of the Company consists of Messrs. Stoico, Oliveira and Rodgers. The Management and Personnel Committee of the Bank consists of Messrs. Stoico, Oliveira, Rodgers and Willard E. Olmsted. Such Committees are responsible for all matters regarding compensation and fringe benefits for officers and employees of the Company and the Bank and meet on an as needed basis. See "Executive Compensation - Compensation Committee Report on Executive Compensation." The Compensation Committee of the Company and the Management and Personnel Committee of the Bank met jointly 2 times in fiscal 1999.

Directors' Compensation

     Directors' Fees. Directors of the Company do not receive compensation for serving as Directors of the Company or on a Committee. Directors of the Bank are currently paid an annual retainer of $10,000, except that the Chairman of the Board of the Bank receives an annual retainer of $25,000. Directors of the Bank also receive a fee of $650 for each regular and special board meeting which they attend. Directors of the Company and the Bank are not compensated for telephonic meetings. In addition, members of the Board's

Executive Committee receive an annual retainer of $5,000 and a fee of $450 for each Executive Committee meeting which they attend. The Audit and Compliance Committee and the Management and Personnel Committee receive a fee of $450 for each meeting which they attend.

     Incentive Plan. Under the Incentive Plan maintained by the Company, each member of the Board of Directors of the Company who is not an officer or employee of the Company or the Bank received non-statutory stock options to purchase 26,122 shares of Common Stock at an exercise price of $18.50, the fair market value of the Common Stock on August 5, 1997, the date the option was granted (as discussed below), and stock awards for 10,449 shares of common Stock (collectively "Directors' Awards"). The Directors' Awards initially granted under the Incentive Plan will vest over a five-year period, at a rate of 20% each year commencing on August 5, 1998, the first anniversary of the date of the grant.

Executive Compensation

     The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Committee Report on Executive Compensation. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and certain other executive officers of the Company and
the Bank for the fiscal year ended March 31, 1999.   The following discussion
addresses compensation information relating to the Chief Executive Officer and the executive officers of the Bank and Company for fiscal 1999 and sets forth the joint report of the Compensation Committee of the Company and Management and Personnel Committee of the Bank (collectively the "Compensation Committee").
The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     General Policy. In the previous fiscal year, the Company and the Bank engaged the services of a nationally known executive compensation consultant to design the Executive Compensation Program to reflect the status of the Bank as a stock institution and the Company as a publicly held entity and to ensure competitive compensation levels in comparison to similarly situated publicly held financial institutions. The Executive Compensation Program incorporates the consolidated financial results of the Company as well as other factors related to the performance of the Company's stock. For fiscal 1999, the Executive Compensation Program was fully utilized to determine compensation levels for base pay as well as incentive (bonus) compensation. The Executive Compensation Program incorporates base salary and incentive compensation based on measurable goal attainment and performance.

     The Compensation Committee's responsibility is to recommend the amount and composition of executive compensation paid to the executive officers. The Board of Directors has the responsibility to review the report of the Compensation Committee and approve such compensation. It is the policy of the Compensation Committee to review executive compensation not less than annually and more often if deemed necessary by the Compensation Committee. The process the Compensation Committee utilized for fiscal 1999 involved a review of the Company's compensation consultant's recommendations for a potential range for changes to base salaries. This range reflected an appropriate change in percent based on economic, competitive market, peer group analysis, and position responsibilities. Recommended changes in base pay were made to compensation levels established in fiscal 1999 by the Committee using peer group analysis and compensation recommended by the consultant.

     In making its compensation determinations, the Compensation Committee also considers the evaluations of executive officers performed by the Chief Executive Officer and recommendations made by the Chief Executive Officer, except in the case of its compensation deliberations regarding the Chief Executive Officer. The performance of the Chief Executive Officer and other executive officers are evaluated by the Compensation Committee and a recommendation is made to the Board. Upon review, the Board sets all executive compensation within the parameters of compensation policy as defined within the Executive Compensation Program. The Chief Executive Officer, a member of the Board of Directors, abstains from voting on matters related to his compensation.

     Compensation of the Chief Executive Officer. The Chief Executive Officer was evaluated on his performance in managing the Company during fiscal 1999, including the effort related to operating the Company in its second year as a public company, fiscal performance, and earnings per share. Certain quantitative and qualitative factors were reviewed to determine the Chief Executive Officer's compensation. Following a review of the Chief Executive Officer's performance, it was determined that the total cash compensation for the Chief Executive Officer would be established according to the compensation philosophy as recommended by the executive compensation consultant. In reaching its determination regarding the Chief Executive Officer's base salary, the Compensation Committee utilized the report of Watson Wyatt and recommended to the Board of Directors a base salary substantially equivalent to the amount
recommended by Watson Wyatt.   The Committee's determination of the Chief
Executive Officer's incentive compensation for fiscal 1999 also was determined by the Committee following a review of the Chief Executive Officer's performance. In reaching its determination regarding the recommended level of the Chief Executive Officer's cash incentive compensation for fiscal 1999, the Committee utilized the Incentive Compensation Program guidelines, established the prior year, and recommended to the Board an amount of incentive compensation within the guidelines of the Incentive Compensation Program for certain goal attainment.

             The Compensation Committee of the Board of Directors
                                of the Company

                 Robert F. Stoico          Gilbert C. Oliveira

                            Thomas A. Rodgers, Jr.



                    The Management and Personnel Committee
                     of the Board of Directors of the Bank


                 Robert F. Stoico          Gilbert C. Oliveira

                 Thomas A. Rodgers, Jr.    Willard E. Olmsted

     Stock Performance Graph. The following graph shows a comparison of total shareholder return on the Company's Common Stock, based on the market price of the Common Stock with the cumulative total return of companies on the American Stock Exchange and the MG Index for Savings and Loans for the period beginning on January 15, 1997, the day the Company's Common Stock began trading, through March 31, 1999. The graph was derived from a limited period of time and, as a result, may not be indicative of possible future performance of the Company's Common Stock. The data were supplied by Media General Financial Services.


                             [GRAPH APPEARS HERE]


                                    SUMMARY

                   1/15/97   3/31/97    6/30/97    3/31/98    6/30/98    3/31/99
                   -------   -------    -------    -------    -------    -------


FIRSTFED AMERICA
BANCORP, INC.      100.00    136.30     177.50     211.30     193.80     120.00

AMERICAN STOCK
EXCHANGE           100.00     97.14     106.69     127.44     123.93     120.33

MG INDEX FOR
SAVINGS AND LOANS  100.00    101.75     121.07     172.30     163.04     141.28

Notes:
   A. The lines represent annual index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end is not a trading day, the preceding trading day is used.
   D.  The index level for all series was set to $100.00 on 1/15/97.

     Summary Compensation Table.   The following table shows, for the years
 ended March 31, 1999, 1998 and 1997, the cash compensation paid, as well as certain other compensation paid or accrued for that year to the Chief Executive Officer and the Named Executive Officers.

                                                                                    Long-Term Compensation
                                                                    ------------------------------------------------
                                    Annual Compensation(1)                    Awards                       Payouts
                            ----------------------------------------------------------------------------------------
                                                                                          Securities
                                                           Other          Restricted      Underlying
                                                           Annual         Stock           Options/          LTIP       All Other
Name and Principal           Fiscal                        Compensation   Awards          SARs              Payouts    Compensation
Positions                    Year   Salary($)  Bonus($)    ($)(2)         ($)(3)          (#)(4)            ($)(5)          ($)(6)
-----------------------------------------------------------------------------------------------------------------------------------
Robert F. Stoico, Chairman,   1999  $382,128   $180,736            -               -           -                -          $269,845
President and Chief           1998   354,579    171,300            -      $1,610,832     217,680                -           292,281
 Executive Officer            1997   328,941    100,000            -               -           -                -           239,216

Edward A. Hjerpe, III         1999   203,140     78,006            -         167,610      43,536                -            51,761
Executive Vice President,     1998   126,035     50,000            -         322,159      43,536                -            25,012
 Treasurer, Chief Operating
 Officer and Chief Financial
 Officer(7)

Kevin J. McGillicuddy         1999   125,340     38,523            -               -           -                -            42,761
Senior Vice President         1998   117,314     20,000            -         322,159      43,536                -            56,216
                              1997   105,677     15,000            -               -           -                -            44,310

Frederick R. Sullivan         1999   125,340     38,523            -               -           -                -            42,961
Senior Vice President         1998   117,316     25,000            -         322,159      43,536                -            58,229
                              1997   105,677     15,000            -               -           -                -            43,518

Terrence M. Tyrrell           1999   105,342     20,000            -               -           -                -            33,117
Senior Vice President         1998   101,201     20,000            -         322,159      43,536                -            47,006
                              1997    98,446     15,000            -               -           -                -            37,555

(1) Under Annual Compensation, the column titled "Salary" includes directors' fees for the named President and Chief Executive Officer.
(2) For fiscal year 1999, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.
(3) Includes stock awards of  87,072, 17,414, 17,414, 17,414 and 17,414 shares granted to Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, under the Incentive Plan. The awards began vesting in five equal annual installments commencing on August 5, 1998, the first anniversary of the effective date of the award. Mr. Hjerpe received an additional 8,707 stock awards under the Incentive Plan which will vest in five equal installments commencing on June 29, 1999, the first anniversary of the effective date of the award. When shares become vested and are distributed, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) with respect thereto plus earnings thereon. All awards vest immediately upon termination of employment due to death, disability, retirement or following change in control. As of March 31, 1999, the market value of the shares held by Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell was $1,044,864, $313,452, $208,968,
    $208,968 and $208,968, respectively .   The dollar amounts set forth in the
    table represent the market value of the shares awarded on the date of grant.
(4) Includes stock options granted to Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, pursuant to the Incentive Plan for fiscal 1998. Mr. Hjerpe received 43,536 additional options under the Incentive Plan which will vest in five equal installments commencing on June
    29, 1999, the first anniversary of the effective date of the award.   See
    "Option Grants in Last Fiscal Year" table for discussion of options granted under the Incentive Plan.
(5) For fiscal years 1999, 1998 and 1997, there were no payouts or awards under any long-term incentive plan.
(6) Includes employer contributions of $21,300, $8,300, $18,700, $18,900 and $12,900 to the Bank's Retirement Plan for Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, for fiscal year 1999.
    Also includes $25,710, $15,065, $20,291, $20,291 and $17,045 representing the value of shares allocated under the ESOP for the benefit of Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively, as of March 31, 1999. Also includes employer contributions of $10,582, $6,084, $3,770, $3,770, and $3,172 to the Bank's non-qualified Thrift Plan for Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell, respectively. Also includes payments of $174,086 and $22,312 in employer contributions to Messrs. Stoico and Hjerpe pursuant to the Bank's Supplemental Retirement Plan for fiscal 1999. Also includes $38,167 in employer contributions to a supplemental non-qualified ESOP for Mr. Stoico for fiscal 1999.
(7) Mr. Hjerpe began employment with the Company on July 31, 1997.

Compensation Arrangements

     Employment Agreements.   The Bank and the Company have entered into
employment agreements (collectively, the "Employment Agreement(s)" or "Agreement(s)") with Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan, and Tyrrell (individually, the "Executive"). The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell.

     The Bank Employment Agreements provide for a three-year term for Mr. Stoico and a two-year term for Mr. Hjerpe. The Company Agreements for Mr. Stoico and Mr. Hjerpe provide for a five year term. The Bank and Company Agreements for Messrs. McGillicuddy, Sullivan and Tyrrell also provide for a two-year term.
The Bank Employment Agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, in the case of Mr. Stoico, and two years, in the cases of Messrs. Hjerpe, McGillicuddy, Sullivan and Tyrrell, unless written notice of non-renewal is given by the Board of the Bank after conducting a performance evaluation of the Executive. The terms of the Company Employment Agreements are extended on a daily basis to provide constant term for five years for Mr. Stoico and Mr. Hjerpe and two years for Messrs. McGillicuddy, Sullivan and Tyrrell unless written notice of non-renewal is given by the Board of the Company or the Executive. In addition to the base salary, the Agreements provide for, among other things, participation in employee and executive benefits plans and other fringe benefits applicable to similarly-situated executive personnel.

     The Employment Agreements provide for termination by the Bank or the Company for cause as described in the Agreements at any time. In the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company for any reason, within sixty (60) days of the change in control or at any time during the remaining term of the Agreements, upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank or the Company; or (v) a breach of the Agreement by the Bank or the Company or in the case of the Company Agreement for Mr. Stoico and Mr. Hjerpe, failure by the Company to renew the Employment Agreement, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the Agreement. The Bank and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Employment Agreement. Upon any termination of the Executive, the Executive is subject to a covenant not to compete with the Company or the Bank for one year.

     Under the Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company (as defined in the Employment Agreements), the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of:
(i) the payments due for the remaining terms of the Agreements; or (ii) five times the average of the five preceding taxable years' annual compensation for Mr. Stoico and Mr. Hjerpe under the Company Agreements, three times for Mr. Stoico and Mr. Hjerpe under the Bank Agreements, and three times the average of the five preceding years' taxable compensation for Messrs. McGillicuddy, Sullivan and Tyrrell under the Bank and Company Agreements. The Bank and the Company would also continue the Executive's life, health, and disability coverage for sixty months in the case of Mr. Stoico and Mr. Hjerpe and twenty-four months in the cases of

Messrs. McGillicuddy, Sullivan and Tyrrell. Notwithstanding that both Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one Agreement. In the event of a change in control, based upon the Executive's base salary and incentive bonus for fiscal year 1999 as reported in the Summary Compensation Table, Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell would receive approximately $2.7 million, $1.3 million, $412,000, $427,000 and $364,000, respectively, in severance payments, in addition to other cash and noncash benefits.

     Payments to Executive under the Bank's Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank.
Payment under the Company Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

     Change in Control Agreements.   The Bank entered into Change in Control
Agreements (the "CIC Agreements") with nine (9) executive officers of the Bank and the Bank's corporate secretary (individually, the "Executive"). Each CIC agreement provides for a two-year term. Commencing on the first anniversary date and continuing on each anniversary thereafter, the CIC Agreements may be renewed by the Board of the Bank for an additional year. The Bank's CIC Agreement provides that in the event voluntary or involuntary termination following a change in control of the Bank or the Company (as defined in the agreement), the Executive would be entitled to receive a severance payment equal to two times the Executive's average compensation for the twelve months preceding termination. The Bank would also continue and pay for the Executive's life, health and disability coverage for twenty-four (24) full calendar months following termination. Payments to the Executive under the Bank's CIC Agreements will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. If a change in control occurs, based upon two times fiscal 1999 base salary and incentive bonus and pursuant to the CIC Agreements, the Executives would receive, in the aggregate, $1.69 million, in addition to other cash and noncash benefits. With respect to Mr. Stoico and Mr. Hjerpe, in the event of a change in control, payments under the Company's Employment Agreements, as well as certain other plans and arrangements in which the Executives participate, may constitute a "parachute payment" for federal income tax purposes, resulting in the possible obligation of a federal excise tax for the Executive. In such case, the Company is obligated to pay the Executive an amount so as to enable the Executive to retain the payments he would have retained had he not been subject to the excise tax.

     Incentive Plan. The Company maintains the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan ("the Incentive Plan"), which provides discretionary awards of options to purchase Common Stock, option-related awards and awards of Common Stock (collectively, "Awards") to officers, directors and key employees as determined by a committee of the Board of Directors. Awards of Common Stock to officers, directors and key employees is provided under "Restricted Stock Awards" in the "Summary Compensation Table." The following table lists all grants of options under the Incentive Plan to the Named Executive Officers for fiscal 1999 and contains certain information about potential value of those options based upon certain assumptions as to the appreciation of the Company's stock over the life of the option.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          Potential Realizable
                                                                                            Value at Assumed
                                                                                            Annual Rates of
                                                                                              Stock Price
                                                                                            Appreciation for
                                Individual Grants                                              Options(1)
------------------------------------------------------------------------------------    ---------------------
                         Number of
                         Securities        % of Total
                         Underlying        Options/SARs        Exercise or
                         Options/          Granted to          Base Price
                         SARs Granted      Employees in        Per          Expiration
Name                     (#)(2)(3)(4)(5)   Fiscal Year(6)      Share        Date(7)        5%         10%
------------------------------------------------------------------------------------------------------------------
Edward A. Hjerpe, III       43,536            57.6%           $19.25        6/29/08        $527,220     $1,335,684

________________________________
(1) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be realized.
(2) Options granted pursuant to the Incentive Plan are exercisable in five equal annual installments commencing on June 29, 1999, provided, however, options will be immediately exercisable in the event the optionee terminates employment due to death or disability, retirement or a change in control.
(3)  The purchase price may be made in whole or in part in cash or Common Stock.
(4) Options include limited rights (SARs) pursuant to which the options may be exercised in the event of a change in control of the Company. Upon the exercise of a limited right, the optionee would receive a cash payment equal to the difference between the exercise price of the related option on the date of grant and the fair market value of the underlying shares of Common Stock on the date the limited right is exercised.
(5) All options are intended to be Incentive Stock Options to the extent permissible under Section 422 of the Code.
(6)  Includes options granted to officers, directors and employees.
(7)  The option term is ten years.

     The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of March 31, 1999. As of March 31, 1999 there were no unexercised options which were "in-the-money."

                        Fiscal Year-End Option/SAR Value

                                                              Value of
                                   Number                   Unexercised
                               of Securities                in-the-money
                           Underlying Unexercised           Options/SARs
                                Options/SARs               at Fiscal Year-
Name                      at Fiscal Year-End(#)(1)          End ($)(2)(3)
----                     --------------------------  --------------------------
                         Exercisable  Unexercisable  Exercisable  Unexercisable
                         -----------  -------------  -----------  -------------
Robert F. Stoico           43,536        174,144          -             -
Edward A. Hjerpe, III       8,707         78,365          -             -
Kevin J. McGillicuddy       8,707         34,829          -             -
Frederick R. Sullivan       8,707         34,829          -             -
Terrence M. Tyrrell         8,707         34,829          -             -

____________________________________
(1) The options in this table have an exercise price of $18.50 with the exception of 43,536 options for Mr. Hjerpe which were awarded on June 29, 1998 and have an exercise price of $19.25.
(2) The price of the Common Stock on March 31, 1999 was $12.00.
(3) Based on the market value of the underlying Common Stock at fiscal year end, minus the exercise price.


   Retirement Plan. The Bank participates in the Financial Institutions Retirement Fund (the "Retirement Plan") to provide retirement benefits for eligible employees. Employees become eligible to participate in the Retirement Plan after the completion of 12 consecutive months of employment with the Bank and the attainment of age 21. The Retirement Plan excludes hourly paid employees from participation. Benefits under the Retirement Plan are based on the participant's years of service and salary. A participant may elect early retirement as early as age 45. However, such participant's normal retirement benefits will be reduced by an early retirement factor based on age at early retirement.

   Participants generally have no vested interest in Retirement Plan benefits prior to the completion of five years of service with the Bank. Following the completion of five years of vesting service, or in the event of a participant's attainment of age 65, death or termination of employment due to disability, a participant becomes 100% vested in his/her accrued benefit under the Retirement Plan. The table below reflects the pension benefit payable, and any payment due under the Supplemental Executive Retirement Plan, discussed below, to a participant assuming various levels of earnings and years of service. The amounts of benefits paid under the Retirement Plan are not reduced for any social security benefit payable to participants. As of January 1, 1999, Messrs. Stoico, Hjerpe, McGillicuddy, Sullivan and Tyrrell had credited years of service of 25 years 4 months, 10 years 6 months, 2 year 11 months, 9 years 9 months, and 17 years 7 months, respectively. The Retirement Plan provides the participant portability with another participating member. Mr. Hjerpe's credited years of service include credited years of service with his former employer, a participant in the same multiple employer retirement plan.

                                  Years of Benefit Service
                    --------------------------------------------------
Final Average
Earnings (1) (3)          15        20        25        30        35
----------------      --------  --------  --------  --------  --------
     $    50,000      $ 15,000  $ 20,000  $ 25,000  $ 30,000  $ 35,000
     $    75,000      $ 22,500  $ 30,000  $ 37,500  $ 45,000  $ 52,500
     $   100,000      $ 30,000  $ 40,000  $ 50,000  $ 60,000  $ 70,000
     $   125,000      $ 37,500  $ 50,000  $ 62,500  $ 75,000  $ 87,500
     $   150,000      $ 45,000  $ 60,000  $ 75,000  $ 90,000  $105,000
     $200,000(2)      $ 60,000  $ 80,000  $100,000  $120,000  $140,000
     $250,000(2)      $ 75,000  $100,000  $125,000  $150,000  $175,000
     $300,000(2)      $ 90,000  $120,000  $150,000  $180,000  $210,000
     $350,000(2)      $105,000  $140,000  $175,000  $210,000  $245,000
     $400,000(2)      $120,000  $160,000  $200,000  $240,000  $280,000

_________________________
(1) The compensation utilized for formula purposes includes the salary reported in the "Summary Compensation Table."
(2) The maximum amount of annual compensation which can be considered in computing benefits under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), is $160,000 for plan years beginning on or after January 1, 1998.
(3) The maximum annual benefit payable at age 65 for plan years beginning on or after January 1, 1998 is $130,000/year.

     The following table sets forth the years of credited service (i.e., benefit service) as of December 31, 1998 for each Named Executive Officer.

                         Credited Service
                                (1)
                       -------------------
                          Years    Months
                         -------  --------
Robert F. Stoico            25        4
Edward A. Hjerpe, III       11        6
Kevin J. McGillicuddy        2       11
Frederick R. Sullivan        9        9
Terrence M. Tyrrell         17        7

___________________________
(1) The Retirement Plan provides the participant portability with another participating member. Mr. Hjerpe's credited years of service include credited years of service with his former employer, a participant in the same multiple employer retirement plan.

     Supplemental Executive Retirement Plan. The Bank currently maintains a Supplemental Executive Retirement Plan under which it annually credits a specified amount of money to the account of plan participants. Benefits under the Plan become payable following a participant's termination of employment. The Bank intends the benefits provided under the Supplemental Executive Retirement Plan to make participants whole for reductions in benefits payable under the terms of the Thrift, ESOP and Retirement Plan maintained by the Bank, as a result of limitations imposed by the Code, and provide additional retirement benefits for participants.

     Participants generally vest in the amounts credited to the Supplemental Executive Retirement Plan after completing five years of employment with the Bank (the same time period over which they become vested in benefits under the corresponding tax-qualified retirement plans). However, participants vest immediately upon death or disability. In connection with the Conversion, the Supplemental Executive Retirement Plan was amended to permit participants to direct that all or a portion of the amounts then existing (and/or future amounts) credited to their accounts be converted into stock units based on the value of the Common Stock. The Bank currently maintains an irrevocable grantor's trust (also known as a "rabbi trust") to hold assets of the Bank for the exclusive purpose of paying benefits under the Supplemental Executive Retirement Plan. However, in the event of the insolvency of the Bank, the assets of the trust are first subject to the claims of the Bank's creditors. The assets of this trust may be used to acquire shares of Common Stock to satisfy the obligations of the Bank for the payment of benefits under the Supplemental Executive Retirement Plan. As of March 31, 1999, only Mr. Stoico and Mr. Hjerpe participated in the Supplemental Executive Retirement Plan.

     Incentive Award and Salary Deferral Plan. Effective January 1, 1998 the Bank established a compensation plan whereby eligible executives may defer a percentage of their annual salary into a non-qualified plan. Executives receive a 50% matching contribution on the first six percent of salary deferral which is
consistent with the Bank's 401(k) Plan.   Investment options provided through
the Plan Trustee include Company stock and allow the executive to elect various investment funds under the plan.

Transactions With Certain Related Persons

     The Bank makes all loans to its executive officers, directors and employees on the same terms and conditions offered to the general public. The Bank's policy provides that all loans made by the Bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were made by the Bank in the ordinary course of business, with no favorable terms and such loans do not involve more than the normal risk of collectibility or present unfavorable terms.


                   PROPOSAL 2.  RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Company's independent auditors for the fiscal year ended March 31, 1999, were KPMG LLP. The Company's Board of Directors has reappointed KPMG LLP to continue as independent auditors for the Bank and the Company for the fiscal year ending March 31, 2000, subject to ratification of such appointment by the shareholders.

     Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

     Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE
APPOINTMENT OF KPMG   LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.



                             ADDITIONAL INFORMATION

Shareholder Proposals

     To be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders not later than February 15, 1999. Any such proposal will be subject to 17 C.F.R. (S) 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at a Special or Annual Meeting

     The Bylaws of the Company set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by or at the direction of the Board of Directors may be conducted at an annual meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to shareholders of the annual meeting date was mailed or such public disclosure was made. In order for the notice of a stockholder proposal for consideration at the Company's 2000 Annual Meeting of Stockholders to be timely, the Company would have to receive such notice no later than April 22, 2000 assuming the 2000 annual meeting is held on July 21, 2000 and that the Company provides at least 100 days notice or public disclosure of the date of the meeting. The advance notice by shareholders must include the shareholder's name and address, as they appear on the Company's record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to any Annual Meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

     A COPY OF THE FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED MARCH 31, 1999, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD UPON WRITTEN REQUEST TO PHILIP G. CAMPBELL, FIRSTFED AMERICA BANCORP, INC., ONE FIRSTFED PARK, SWANSEA, MASSACHUSETTS 02777.

                                    By Order of the Board of Directors


                                    /s/ Cecilia R. Viveiros

                                    Cecilia R. Viveiros
                                    Corporate Secretary

Swansea , Massachusetts
June 17, 1999


           YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN
             PERSON.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL
             MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY
              RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED
                            POSTAGE-PAID ENVELOPE.

                                REVOCABLE PROXY
                        FIRSTFED AMERICA BANCORP, INC.
                        ANNUAL MEETING OF SHAREHOLDERS

                                 July 29, 1999
                            2:00 p.m. Eastern Time

                        ------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert F. Stoico, Thomas A. Rodgers, Jr. and John S. Holden, Jr. or any one or more of them acting in the absence of others each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of Common Stock of FIRSTFED AMERICA BANCORP, INC. (the "Company") which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on July 29, 1999, at 2:00 p.m. Eastern Time, at the Westin Hotel, One West Exchange Street, Providence, Rhode Island 02903, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

     1. The election as directors of all nominees listed (except as marked to the contrary below).

             Richard W. Cederberg
             Gilbert C. Oliveira
             Paul A. Raymond, DDS
                                                                 FOR ALL
             FOR                  VOTE WITHHELD                  EXCEPT
             ---                  -------------                  ------

             [_]                       [_]                         [_]

     INSTRUCTION: To withhold your vote for any individual nominee, mark "FOR ALL EXCEPT" and write that nominee's name on the line provided below.

--------------------------------------------------------------------------------

     2. The ratification of the appointment of KPMG LLP as independent auditors of FIRSTFED AMERICA BANCORP, INC. for the fiscal year ending March 31, 2000.

             FOR                     AGAINST               ABSTAIN
             ---                     -------               -------

             [_]                       [_]                   [_]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

     This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.



                                      Dated:
                                             --------------------------



                                      ---------------------------------
                                      SIGNATURE OF SHAREHOLDER



                                      ---------------------------------
                                      SIGNATURE OF CO-HOLDER (IF ANY)

                                      ---------------------------------
                                      SIGNATURE OF SHAREHOLDER



                                      ---------------------------------
                                      SIGNATURE OF CO-HOLDER (IF ANY)


     The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement dated June __, 1999 and of the Annual Report to Shareholders.

     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.



                        ------------------------------

           PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
                    IN THE ENCLOSED POSTAGE-PAID ENVELOPE.